EXHIBIT 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Amendment No.2 to the registration statement on Form S-1, of EVCarCo, Inc., of our report dated April 29, 2010 (except for Note 11, which is dated June 16, 2010) on our audits of the financial statements of EVCarCo, Inc. as of December 31, 2009 and 2008 (restated), and the related statements of operations, stockholders’ equity and cash flows for the year then ended December 31, 2009, from inception on October 14, 2008 through December 31, 2008 (restated), and from inception on October 14, 2008 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
August 24, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501